Exhibit 10.1

SUB-ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of October 12, 2026, and effective as of October 12, 2026 (the “Effective Date”), by and among HS Financial Technologies Corporation, a corporation incorporated in the State of Delaware (“HSFT”), Silver Point Private Credit Fund Management, LLC, in its capacity as administrator of the Fund (the “Administrator”), and Silver Point Private Credit Fund (the “Fund”), (each a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, HSFT is in the business of providing bookkeeping, fund accounting, and certain fund administration services to investment funds; and

WHEREAS, the Fund and the Administrator have entered into that certain Administration Agreement (the “Administration Agreement”), dated as of February 2, 2026, pursuant to which the Fund engaged the Administrator to act as administrator of the Fund;

WHEREAS, the Fund is in the business of investing in securities and other investments, as is more fully described in the Fund’s currently effective confidential private placement memorandum (as the same may be amended, modified, or supplemented from time to time, collectively, the “Offering Memorandum”), a copy of which have been received and reviewed by HSFT;

WHEREAS, the Fund has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to the Administration Agreement, the Fund has agreed to reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations thereunder, including the expenses of one or more administrators or sub-administrators of the Fund, and the Administrator is authorized to enter into sub-administration agreements, subject to the prior approval of the Fund;

WHEREAS, the Fund and the Administrator desire for the Administrator to retain HSFT as sub-administrator to provide accounting and administrative services to the Fund, and the Administrator and the Fund wish to enter into this Sub-Administrative Services Agreement (as the same may be amended or supplemented by addendum or otherwise, this “Agreement”) in order to set forth the terms and conditions upon which HSFT will render and implement the services specified herein to the Fund; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Duties of HSFT.

(a) From and after the Effective Date, HSFT agrees to provide the services listed on Exhibit A with respect to the Fund in connection with the Fund’s business and operations. HSFT shall also perform all actions necessary in order to perform the Services in accordance with the terms of this Agreement.

(b) As part of the Services, HSFT shall grant to the Fund and the Administrator a limited, personal, non-transferable, non-exclusive, license to access and use HSFT’s file transfer protocol site (the “FTP Site”), subject to and in accordance with the terms of this Agreement.

(c) HSFT will maintain the books and records created or received by it in the performance of the Services, including electronic books and records. Upon request of the Fund or the Administrator, HSFT shall provide copies of any such books and records to the Fund or the Administrator, on behalf of the Fund, including electronically readable electronic or computer disk copies of any such books and records which are kept in such format. The Fund, the Administrator and such other persons or entities authorized to act on behalf of the Fund (including, without limitation, the Fund’s auditor) shall have the right to inspect such books and records during HSFT’s normal business hours or, upon reasonable notice, at such other times as may be necessary. All such books and records shall be preserved by HSFT for a period of at least seven (7) years or such longer period of time as a competent authority or the laws, rules and regulations applicable to the Fund may require or as otherwise reasonably requested by the Fund or the Administrator in order to comply with applicable law or its internal policy, unless they are delivered to duly appointed successors to HSFT or to the Fund or the Administrator, on behalf of the Fund, upon termination of this Agreement. HSFT shall maintain and preserve such books and records as are required to be maintained and preserved under Section 31(a) of the 1940 Act and Rules 31a-1, 31a-2 and 31a-3 thereunder, and HSFT agrees that all such records it maintains for the Fund are the property of the Fund, shall be surrendered promptly upon request, and shall be made available for examination at any time, or from time to time, during business hours by representatives or designees of the Securities and Exchange Commission. HSFT acknowledges that the books and records maintained and preserved by HSFT pursuant to this Agreement are the property of the Fund and will be delivered to the Fund or the Administrator, on behalf of the Fund, (including in electronically readable electronic or computer disk format) promptly upon reasonable request or upon termination of this Agreement. If HSFT receives any request or demand for the inspection of any records of the Fund, to the extent it is legally permissible to do so, HSFT will promptly notify the Fund and the Administrator of such request or demand for inspection to secure instruction from the Fund or the Administrator as to such inspection. Unless, in the reasonable opinion of HSFT, abiding with any such instructions received from the Fund or the Administrator would result in a breach of any applicable law, order or regulation to which HSFT, the Fund and/or the Administrator are subject, HSFT shall abide by the Fund’s or the Administrator’s instructions for granting or denying the inspection. Notwithstanding the foregoing, HSFT may grant the inspection without instructions or in contravention of specific instructions of the Fund or the Administrator if HSFT is advised by legal counsel to HSFT or the Fund that failure to do so would result in HSFT or the Fund incurring any liability or being in breach of any applicable law, order or regulation to which the Fund and/or the Administrator and/or HSFT is subject.

(d) HSFT represents, warrants and undertakes that (i) it has adopted and implemented risk-based written policies, procedures and internal controls reasonably designed to develop, maintain, monitor, assess and test and to prevent and detect money laundering which are compliant with the laws, rules and regulations applicable to the domicile of the Fund including internal control procedures that require HSFT to develop, maintain, monitor, assess and test anti-money laundering compliance systems and controls and report suspicious activity (the “Procedures”), (ii) the Procedures include investor and relevant beneficial owner information collection and identity verification (and where applicable and required, identification and verification of controlling persons, authorized persons and intermediaries of such investors), ascertaining that a person purporting to act on behalf of an investor is properly authorized, identified and verified, ongoing employee training, record keeping and suspicious activity reporting requirements, the adoption of a risk-based approach to identify, assess, determine and monitor money laundering, terrorist financing and proliferation financing risks in relation to investors and the business relationship, internal controls and communication for the ongoing monitoring of business relationships with investors for the purpose of preventing money laundering, terrorist financing and proliferation financing and are designed to adhere to the requirements of the laws, rules and regulations applicable to the Fund including applicable laws, rules and regulations promulgated under the USA PATRIOT Act, as amended from time to time, (iii) HSFT’s Procedures provide for screening the names and personal identifying information of each prospective investor (i.e., someone who has submitted a completed subscription agreement that has not yet been confirmed, not a potential investor), and, to the extent known, any of such investor’s directors, general partners, trustees, settlors, beneficiaries, or beneficial owners (as applicable) against the sanctions lists administered and published by Office of Foreign Assets Control of the U.S. Department of the Treasury, including the list of specially designated nationals and blocked persons, and similar lists administered pursuant to European Union, United Kingdom or Cayman Islands laws and regulations, as such lists may be amended from time to time (collectively, the “Sanctions List”) prior to acceptance of any initial subscription by the Fund and thereafter screening such names against the Sanctions List prior to processing any subscription, transfer or redemption by the investor and whenever the Sanctions List is updated or on at least a monthly basis, and reviewing to identify that such prospective investor (and any of such investor’s beneficial owners, directors, general partners, trustees, settlors or beneficiaries, as applicable) are not operationally based or domiciled in a country or territory in relation to which country-wide comprehensive sanctions have been issued by the United Nations, United States, European Union or United Kingdom, (iv) it will immediately notify the Administrator if it knows or has reason to suspect that a subscribing or existing investor (or applicable beneficial owner) is engaging in or attempting to engage in suspicious activity related to a possible violation of law, (v) it is properly enforcing, and will continue to enforce, the Procedures, including in its performance of the Services, in all respects, and will notify the Fund and the Administrator if it is unable to adhere to its Procedures in any way, and will provide annual re-certification of the same upon request by the Fund or the Administrator, (vi) copies of the relevant investor identification records and, where applicable, the principal beneficial owners on whose behalf an investor makes an investment, are kept by it for at least seven (7) years after each investor’s relationship with the Fund has ended and will be made available to the Fund or the Administrator, on behalf of the Fund, and, to the extent required by and permissible under applicable law, governmental authorities having jurisdiction over the Fund, (vii) if an investor indicates or HSFT learns through any means that the investor is (A) included on the Sanctions List, (B) a senior foreign political figure or an immediate family member or close associate of such a figure, or (C) a foreign shell bank, then HSFT shall promptly notify the Fund and the Administrator of such information, (viii) it will promptly notify the Fund and the Administrator if (A) any documentation required in the subscription document is not received, or (B) any investor does not make, or alters, a representation in the subscription document, (vi) it shall update or amend the Procedures as may be necessary in order to comply with all applicable laws, rules and regulations as such are amended or adopted from time to time and will notify the Fund and the Administrator of any such updates or amendments to its Procedures, and will comply with such revisions with respect to subsequent investors, (vii) it will provide the Fund or the Administrator, upon request, with any documents and/or information kept by HSFT on behalf of the Fund with respect to investors in the Fund in order to assist the Fund in its compliance with applicable laws and regulations, and (viii) it will provide to the Fund or the Administrator, upon request, a copy of its Procedures (including any policies and procedures regarding the acceptance of Electronic Signatures (defined below) and any policies and procedures designed to protect Confidential Information (defined below)) and will promptly provide the Fund and the Administrator with any and all material amendments thereto. HSFT will process all transaction documents of the Fund (e.g., in respect of subscriptions, transfers, withdrawals, redemptions) in accordance with its Procedures, and the procedures established by the Fund and as provided in the Fund’ subscription documents. HSFT acknowledges that the Fund is relying on HSFT’s Procedures and the performance of the services listed in this Section 1(d).

(e) HSFT represents and warrants that it (i) has, and for the term of this Agreement shall continue to have written policies, procedures and internal controls reasonably designed to prevent, detect and mitigate identity theft with respect to investors that may arise in the performance of HSFT’s activities hereunder, (ii) shall take appropriate steps to prevent or mitigate identity theft in accordance with the policies and procedures set forth in Section 1(e)(i), (iii) shall promptly report any instances of “Red Flags” as defined hereunder to the Fund and the Administrator and (iv) will update or amend the policies and procedures described in this Section 1(e) as may be necessary in order to comply with all applicable laws, rules and regulations. As used herein a “Red Flag” is a pattern, practice, or specific activity that indicates the possible existence of identity theft with respect to an investor, as further described in Regulation S-ID issued by the Securities and Exchange Commission. HSFT will process all subscription documents of the Fund in accordance with and in furtherance of the policies and procedures described in this Section 1(e). HSFT acknowledges that the Fund and the Administrator are relying on HSFT’s representations, warranties and undertakings listed in this Section 1. HSFT shall, upon the reasonable request of and at least twice per year, provide to the Fund and the Administrator sufficient documentation to enable them to assess HSFT’s compliance with this Section 1(e) and any applicable rules and regulations.

(f) HSFT undertakes to comply in all material respects with any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by HSFT hereunder. In performing all services under this Agreement, HSFT shall act in conformity with the Fund’s Confidential Offering Memorandum, Declaration of Trust, Bylaws and any other applicable governing documents, as amended from time to time (collectively, the “Governing Documents”), along with Proper Instructions (defined below) and all laws, rules and regulations applicable to its delivery of the fund administration services contemplated herein. HSFT shall act in conformity with any amendment to the Governing Documents upon delivery by the Fund or the Administrator of such amendment or proposed amendment to HSFT and a reasonable amount of time afforded to HSFT to review such amendment (such time not to exceed five business days), provided, however, that with respect to any such amendment that materially amends any of the terms under this Agreement, such an amendment shall only be effectuated on HSFT upon written affirmation and acceptance by HSFT (such affirmation and acceptance not to be unreasonably withheld or delayed).

(g) The Fund and the Administrator shall use best efforts to procure that HSFT is authorized to request any and all information, confirmations or statements from investors, distributors, financial intermediaries or other agents appointed by or on behalf of the Fund, as HSFT deems necessary to properly enforce the Procedures. The Fund or the Administrator shall, upon request, provide to HSFT copies of any distribution or agency arrangements entered into by the Fund.

(h) HSFT shall process all subscriptions, conversion and redemption orders for shares of the Fund and all supporting documents provided to HSFT by investors, distributors, financial intermediaries or other agents appointed by or on behalf of the Fund in accordance with such Procedures and the procedures established by the Fund and as provided in the Fund’ subscription documents. HSFT may (but is under no obligation to) reject orders that it believes in good faith do not comply with the Procedures or that are incomplete, including where the Fund, investors, distributors, financial intermediaries or other agents appointed by or on behalf of the Fund fail to provide any information or documentation requested by HSFT, in its good faith discretion, in order to properly enforce the Procedures; provided that prior to any such rejection, HSFT shall liaise with the Fund or the Administrator, on behalf of the Fund.

(i) HSFT shall put in place procedures to assist the Fund in verifying that only investors satisfying the eligibility requirements set out in the Offering Memorandum or the operative documents of the Fund (collectively, the “Fund Documents”), if any, are permitted to hold shares of the Fund (“Eligible Investors”). For that purpose, HSFT is authorized and instructed to rely upon any information, documents or certifications it receives from the investors or the Fund or any third party agent authorized by the Fund to provide such information, documents or certifications to HSFT (each, together with each party listed on Exhibit C hereto, an “Authorized Third Party”). The Administrator and the Fund shall have access to such information, documents or certifications upon request. Except with respect to confirming the information requested by the Fund’s subscription agreements has been provided, HSFT has no duty to review, confirm or otherwise assume any responsibility with respect to the accuracy or completeness of any such information, documents or certifications and shall be without liability for any loss or damage suffered by the Fund as a result of HSFT’s reliance thereon and utilization thereof. Orders for subscription to shares or interests (as applicable) of the Fund rejected by HSFT (whether of its own determination or following instructions from the Fund or its agents) on that basis may be subsequently accepted and processed only upon Proper Instructions of the Fund confirming that the prospective investor is an Eligible Investor.

(j) HSFT shall promptly notify the Administrator and the Fund (including, for the avoidance of doubt the Fund’ chief compliance officer) of matters that may materially adversely affect the Fund, the Administrator or the performance by HSFT of the Services.

(k) HSFT shall at all times liaise with the Fund or the Administrator, on behalf of the Fund, prior to the exercise of its discretion to reject orders or enforce the Procedures.

(l) HSFT acknowledges that the Administrator and the Fund are relying upon HSFT’s performance of the services specified in Exhibit A. HSFT shall not delegate any of its obligations hereunder without the written consent of the Fund and the Administrator; provided, however, that neither the Fund nor the Administrator shall unreasonably withhold its consent to the delegation by HSFT of any of its obligations hereunder to an affiliate and provided, further, that such delegation shall not relieve HSFT of its obligations hereunder to the Administrator and the Fund.

(m) HSFT shall (i) deliver to the Administrator, promptly following issuance and in any event not less than annually, a copy of HSFT’s SOC 1 Type II report (or any successor report) covering the Services, together with any related bridge letter; (ii) provide the Fund, the Administrator and the Fund’s independent registered public accounting firm with such information, certifications, sub-certifications and access as they may reasonably request in connection with the Fund’s financial statement audits and its evaluation of disclosure controls and procedures and internal control over financial reporting, including in connection with the certifications required under Rules 13a-14 and 15d-14 under the Exchange Act of 1934, as amended; and (iii) cooperate with the Fund’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act, including by providing summaries of its relevant policies and procedures and by promptly reporting any material compliance matter relating to the Services.

2. Duties of the Fund and the Administrator

(a) The Fund and the Administrator shall be responsible for accurately and timely supplying HSFT, or causing HSFT to be supplied, with complete financial and other information in English with respect to the Fund that is necessary in order for HSFT to provide the Services.

(b) The Fund and the Administrator shall be responsible for the accurate and timely supplying HSFT, or causing HSFT to be supplied, with complete financial information by any third party retained by the Fund in order for HSFT to provide the Services.

(c) The Fund and the Administrator acknowledge that HSFT is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice.

(d) The Fund, and not HSFT, shall pay all commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred with respect to the Fund by broker-dealers and their agents.

(e) The Fund and the Administrator will provide prompt notice to HSFT of any amendments and/or additional supplements to its Offering Memorandum.

(f) The Fund and the Administrator will be entirely responsible for maintaining the confidentiality of the username(s) and password(s) provided to it by HSFT for purposes of accessing the FTP Site and any HSFT application, shall neither use the FTP Site or any HSFT application username(s) and password(s) of another person at any time, nor disclose its FTP Site or any HSFT application username(s) and password(s) to any non-authorized person, and shall be solely responsible for any and all uses of its FTP Site or any HSFT application username(s) and password(s). In addition, the Fund or the Administrator will notify HSFT immediately if it suspects any unauthorized use of its FTP Site or any HSFT application username(s) and password(s), or if any authorized person with access to the FTP Site or any HSFT application terminates its relationship with the Fund or the Administrator so access can be terminated.

3. Compensation.

(a) In consideration of the Services to be rendered by HSFT under this Agreement, the Administrator shall pay HSFT a monthly service fee calculated and payable in advance (the “Sub-Administrative Services Fee”), as provided on the attached Exhibit B, or otherwise agreed to by HSFT, the Fund and the Administrator in writing from time to time.

(b) On the fifth (5th) business day of each month, HSFT shall forward to the Administrator an itemized statement setting forth the calculation of the Sub-Administrative Services Fee due to HSFT in respect of the current month. Unless the Administrator objects to the itemized statement within fifteen (15) business days following receipt thereof, the Sub-Administrative Services Fee will be due and payable by the Administrator to HSFT within fifteen (15) business days following receipt of the itemized statement. If the amount of the Sub-Administrative Services Fee for any particular month is revised or recalculated as a result of correct objections made by the Administrator to the applicable itemized statement within fifteen (15) business days of the receipt thereof, the statement for the Sub-Administrative Services Fee payable for the then current month shall include appropriate adjustments to reflect the change in the Sub-Administrative Services fee for the prior month. In the event the Administrator objects to a statement, the Parties shall use their best efforts to resolve the disputed amount(s) as soon as possible, and the amounts deemed by the Parties to be correct shall be paid or refunded by the applicable Party as soon as practicable following the determination of the correct amount. If the Administrator does not object to an itemized statement within thirty (30) business days of the receipt thereof, then, absent manifest error, such statement shall be deemed to be conclusively correct and may only be revised or recalculated as a result of HSFT’s recalculation of the Sub-Administrative Services Fee in accordance with the terms hereof. A “business day” is any day other than (a) Saturday and Sunday and (b) any other day in which banks located in New York City are closed.

(c) On the fifth (5th) business day of each month, HSFT shall forward to the Administrator an itemized statement of all out-of-pocket expenses (e.g., market data, pre-approved travel, phone, postage, faxes, copying etc.) incurred by HSFT in connection with the provision of the Services pursuant to this Agreement in respect of the prior month. Out-of-pocket expenses will include any market data license fees for any additional market data that will be required for HSFT to provide its services. In all cases, HSFT must obtain the written consent of the Administrator prior to incurring such monthly out-of-pocket fees in excess of $1,000. Unless the Administrator object to the itemized statement within fifteen (15) business days following receipt thereof, the expenses will be due and payable by the Administrator to HSFT within fifteen (15) business days following receipt of the itemized statement. If the Administrator objects to such statement within a reasonable amount of time after the receipt thereof not to exceed fifteen (15) business days, the Parties shall use their best efforts to resolve the disputed amount(s) as soon as possible, and the amounts deemed by the Parties to be correct shall be paid or refunded by the applicable Party as soon as practicable following the determination of the correct amount.

(d) The fees and other amounts payable by the Administrator to HSFT under this Agreement do not include any Taxes of any jurisdiction that may be assessed or imposed upon the Services provided by HSFT under this Agreement, or otherwise assessed or imposed in connection with the transactions contemplated by this Agreement, including sales, use, excise, value added, personal property, export, import and withholding taxes, excluding only Taxes based upon HSFT’s income or otherwise properly allocable to and due and payable by HSFT in respect of the services provided hereunder. The Administrator shall directly pay any such Taxes assessed against it in connection with this Agreement shall promptly reimburse HSFT for any such Taxes payable or collectable by HSFT on behalf or with respect to this Agreement; provided that HSFT agrees to provide to the Administrator information reasonably requested by the Administrator in connection with this Section 3(d). For purposes of this Agreement, “Taxes” mean any applicable taxes, withholding taxes, levies, duties, VAT, transaction fees, currency exchange fees, transfer pricing costs and other similar taxes, assessments, fees or charges imposed by a governmental body.

(e) HSFT shall provide to Administrator such forms (including IRS Form W-8), documentation or other information as is necessary to reduce or eliminate taxes, fines or penalties.

4. Non-Exclusivity. The Services provided by HSFT hereunder are not exclusive. HSFT currently renders and may render fund accounting and other fund administration services, as well as provide other services, software and goods, to other clients during the term of this Agreement, and such services and goods may be the same or different or may rely on the same or different methods and programs as are utilized in the performance of the Services for the Fund. HSFT hereby warrants that the provision of such other services will not impair the provision of Services under this Agreement.

5. Confidentiality.

(a) HSFT agrees to keep confidential all accounting, customer, trading and other information, business records, business practices, financial data, procedures and policies, security protocols, agreements and transactions of or relating to the Fund, the Administrator or any of their respective affiliates (“Confidential Information”). For the avoidance of doubt, Confidential Information includes the Fund Documents, information regarding the market positions, trade data, investments, portfolio holdings, trading strategies, investor identity and information and other proprietary and confidential information of the Fund and the Administrator and their affiliates, including all such information provided to HSFT by the Fund or the Administrator prior to the Effective Date. HSFT agrees that it shall: (i) maintain the confidentiality of Confidential Information; (ii) appropriately instruct employees and other authorized persons who may be accorded access to Confidential Information by HSFT to maintain the confidentiality of the Confidential Information; and (iii) not use or process Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. HSFT further represents that each of its employees, directors, consultants and agents is aware of HSFT’s obligations pursuant to this Section 5 and is subject to an obligation of confidentiality with respect to the Confidential Information. HSFT shall promptly notify the Fund and the Administrator of any unauthorized release or access of such Confidential Information. Notwithstanding the foregoing, HSFT may disclose Confidential Information (A) to service providers of HSFT who have a need to access such information in order to assist HSFT in the performance of the Services and who have agreed to confidentiality terms no less protective than those set forth in this Section 5(a), (B) to any person listed on Exhibit C (as Exhibit C may be amended from time to time by written agreement of the parties), (C) to any person for whom the Fund or the Administrator has given prior written consent (email being sufficient) and (D) in consultation with the Fund and Administrator to the extent permitted under law, if required or requested to do so by any regulatory authority having jurisdiction over the Fund, the Administrator or HSFT or if required to do so by judicial or administrative process or by applicable law or regulation. If HSFT, based on the advice of counsel, is legally compelled to disclose any Confidential Information, HSFT agrees that it will furnish only that portion of the Confidential Information that it believes is legally required to be disclosed and HSFT will inform the party to which such Confidential Information is being disclosed of its confidential nature. In case of any requests or demands for inspection of the records of the Fund or the Administrator or otherwise to disclose Confidential Information to any regulatory authority having jurisdiction over the Fund, the Administrator or HSFT or as required to do so by judicial or administrative process or by applicable law or regulation, HSFT will use reasonable efforts, unless prohibited by law from making such notification, to notify the Fund and the Administrator promptly and to secure instructions from the Fund and the Administrator as to such inspection, including to provide the Fund and/or the Administrator the opportunity to pursue such legal or other action as the Fund and/or the Administrator may desire to prevent or limit the disclosure of such Confidential Information, provide reasonable assistance to the Funda and/or Administrator in their efforts to prevent or limit the release of such Confidential Information, and use reasonable commercial efforts to request confidential treatment of such Confidential Information. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit or limit HSFT from voluntarily communicating with or providing information to any national, federal, state or local governmental agency or regulator regarding any potential violations of law or regulation, and HSFT is not required to seek consent from or provide notice to the Fund or the Administrator in connection with any such communication with a national, federal, state or local governmental agency or regulator.

(b) HSFT shall implement and maintain technical, organizational and physical measures that meet applicable industry standards to protect Confidential Information against anticipated threats or hazards to such information, including accidental or unauthorized disclosure, access, damage, destruction, alteration or loss, and other forms of unlawful processing. Such measures shall be effective to comply with all laws and regulations applicable to the Fund and the Administrator and shall be no less onerous than the protections utilized to protect HSFT’s own confidential information. If HSFT becomes aware of any actual or suspected unauthorized use of or access to Confidential Information or any privacy or data breach involving Confidential Information (an “Incident”), HSFT will promptly take appropriate actions to contain and mitigate the Incident, including notification to the Fund and the Administrator as soon as possible, but at most within twenty-four (24) hours of learning of the Incident (subject to any delay requested by an appropriate law enforcement agency), to enable the Fund and the Administrator to expeditiously implement their response program. Upon request of the Fund and/or the Administrator, HSFT will cooperate with the Fund and/or the Administrator to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks. Without limiting the foregoing, the Fund or the Administrator shall make the final decision on whether and how to notify any relevant investors, prospective investors, employees, customers, consumers, the general public and/or other affected persons of any such Incidents, subject to applicable law. If the Fund and/or the Administrator requests, HSFT shall promptly make available to the Fund and/or the Administrator a senior executive of HSFT at HSFT’s expense who is familiar with the circumstances of such violation.

(c) Without prejudice to the foregoing, the provisions of Schedule 1 as may be amended from time to time to comply with the Data Protection Laws shall apply in respect of the processing of Relevant Data (as defined in the Schedule). For the purpose of this clause, “Data Protection Laws” means the laws applicable to the processing of Personal Data (including Investor Data, and each as defined in the Schedule) under this Agreement, including, as relevant:

(i) the California Consumer Privacy Act, 2018, as amended by the California Privacy Rights Act, 2020, and any subsequent reenactments, replacement or amendments to such act and any guidance and regulation issued by a relevant supervisory authority in the State of California (together, the “CCPA”);

(ii) the U.S. federal Gramm-Leach-Bliley Act and its applicable implementing regulations.

(d) The obligations of the Parties pursuant to this Section 5 shall survive termination of this Agreement and termination of the Fund.

(e) HSFT acknowledges that money damages may not be an adequate remedy for any breach or violation of any requirement set forth in this Section 5 and that any such breach or violation will leave the Fund and the Administrator without an adequate remedy at law. HSFT therefore agrees that, in addition to any other remedies available, the Fund and/or the Administrator shall be entitled to obtain injunctive relief from a court of competent jurisdiction to restrain any such breach or violation of this Section 5, without delivery of any bond requirement.

6. Processing and Procedures.

(a) Capital Calls, Distributions and Transfers of Interests Generally.

(i) The Fund shall, in its sole discretion, approve all capital calls, transfers and distributions with respect to the Interests. HSFT’s obligations in connection with any capital call, transfer or distribution of Interests shall be limited to acting upon the Proper Instructions provided to HSFT by the Fund or the Administrator, on behalf of the Fund, from time to time pursuant to the terms of this Agreement. The Fund and the Administrator shall bear the responsibility and HSFT shall assume no liability for determining that Proper Instructions regarding capital calls, transfers and distributions meet the requirements established by the Governing Documents and all applicable laws, rules and regulations.

(ii) HSFT shall send statements confirming the completion of any such capital call, transfer or distribution of Interests.

(b) Capital Calls and Transfers.

(i) The Fund and the Administrator shall use commercially reasonable efforts to provide HSFT with Proper Instructions two business days (but in any event no later than one business day) prior to any date during the term of this Agreement on which the Fund elects to initiate a capital call or allow a transfer of Interest, pursuant to the discretion accorded it under the Governing Documents.

(ii) HSFT shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund, if any, in connection with a capital call or transfer of any Interests in accordance with this Agreement.

(c) Distribution of Interests.

(i) The Fund and the Administrator shall use commercially reasonable efforts to provide HSFT with Proper Instructions two business days (but in any event no later than one business day) prior to any date during the term of this Agreement on which the Fund elect to pay a distribution pursuant to the discretion accorded them under the Governing Documents (the “Distribution Date”).

(ii) On or before the Distribution Date, the prime broker or custodian for the Fund shall deposit into an account an amount of cash sufficient for HSFT to effect a distribution payment to those investors specified in the Proper Instructions. HSFT shall not be liable for any improper payments made in accordance with distribution instructions provided by the Administrator; provided, however, that HSFT shall remain liable for its own fraud, willful default, Gross Negligence or Willful Misconduct, and unless HSFT is otherwise directed by the distribution instructions, HSFT shall make distributions in accordance with the payment instructions provided in the subscription documentation of those investors specified in the distribution Instructions.

7. Use of Investor Portal and Electronic Signatures.

(a) The Parties acknowledge and agree that the investors and prospective investors of the Fund may submit instructions to the Fund (including, but not limited to, subscription, redemption, withdrawal and/or transfer instructions) that have been executed through the use of electronic signatures either by using the electronic signature technology contained in an investor portal developed and maintained by HSFT (“Portal”) or by using any electronic or digital signature technology generally (signatures created or obtained through either of such means shall be referred to as “Electronic Signatures”). The Parties acknowledge and agree that (i) investors and prospective investors of the Fund may utilize Electronic Signatures instead of wet ink execution or instead of following wet ink signing instructions contained in the Fund’s subscription, redemption or transfer documents (as applicable), and (ii) subject to Sections 7(b) to 7(d) below, such Electronic Signatures shall be accepted and acted upon by HSFT in accordance with HSFT’s Procedures regarding instructions submitted to the Fund.

(b) The Fund and the Administrator hereby authorize and instruct HSFT to accept and act upon, for and on behalf of the Fund, any instructions submitted by investors or prospective investors that contain Electronic Signatures as long as such instructions are within the scope of the Services and consistent with the Fund Documents.

(c) With respect to the use of the Portal, the Fund and the Administrator hereby represent and warrant that any information provided by the Fund or the Administrator to HSFT in connection with the Portal, including (without limitation) information with respect to the granting of permissions, the authorized users and signatories of each investor of the Fund, is (i) with respect to any information of the Fund or the Administrator, true, accurate and complete in all respects or (ii) with respect to any information of the investors of the Fund, true, accurate and complete in all respects to the knowledge of the Fund or the Administrator.

(d) The Fund and the Administrator acknowledge and agree that:

(i) HSFT may rely conclusively upon and shall incur no liability in respect of any action taken upon any instruction containing Electronic Signatures (whether received through the Portal or otherwise) that is believed by HSFT in good faith to be genuine;

(ii) HSFT shall rely on the confirmations and covenants provided by users of the Portal with respect to any Electronic Signatures obtained via the electronic signature platform contained in the Portal;

(iii) with respect to all Electronic Signatures contained in any instructions received by HSFT in connection with the Fund, HSFT shall assume that (x) all such Electronic Signatures are linked to the relevant signatories and no other person and (y) at the time of signing, all such Electronic Signatures are under the control of the relevant signatories and no other person;

(iv) HSFT shall not be liable to conduct any verification with respect to the authenticity or reliability of any Electronic Signatures contained in any instructions received by HSFT in connection with the Fund;

(v) the Fund and the Administrator shall be exclusively responsible for the accuracy, completeness and reliability of information provided to HSFT with respect to the users who are authorized to access the Portal and/or submit transaction documents via the Portal for and on behalf of the Fund’s investors;

(vi) the Fund and the Administrator shall be exclusively responsible for determining to whom permissions to access and use the Portal shall be granted; and

(vii) for the avoidance of doubt and without limitation to Section 8 below, HSFT shall be indemnified against any claims, losses, damages, liabilities, penalties, demands, suits, judgments, obligations, costs or expenses, including reasonable legal fees and expenses, of any kind or nature whatsoever and howsoever arising to HSFT as a result of HSFT relying on or acting upon (x) any Electronic Signatures, whether through the Portal or otherwise, (y) any document or transaction submitted by an investor of the Fund via the Portal, or (z) the general usage of the Portal granted to the Fund’s investors.

8. Liability.

(a) HSFT shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that HSFT shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Fund (including attorney’s fees and disbursements) unless caused by HSFT’s own fraud, willful default, Gross Negligence or Willful Misconduct or that of its agents or employees. HSFT shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers to the Fund. For purposes of this Agreement, “Gross Negligence” means an act or failure to act which deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof, and “Willful Misconduct” means an intentional act or failure to act with intentional disregard of the harm that could result thereof.

(b) Without in any way limiting the generality of the foregoing and provided that HSFT has taken all reasonable and customary measures to mitigate the effects of any delays or nonperformance, HSFT shall in no event be liable for, nor shall it be considered a breach by HSFT of this Agreement with respect to, any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of Services hereunder or any damages to the Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, change in law or regulation of other governmental action, communications disruption (including the Internet or other networked environment), act of terrorism, fire, public health crisis, or other cause, whether similar or dissimilar to any of the foregoing, in the case of each of the foregoing, which was not within HSFT’s reasonable control (“Force Majeure Events”), except to the extent that HSFT shall fail to establish and implement its disaster recovery and business continuity plan and maintain appropriate back-up and disaster recovery facilities as set forth below. HSFT represents that it has established and shall maintain a disaster recovery and business continuity plan and appropriate back-up and disaster recovery facilities. In the event of a Force Majeure Event, HSFT shall notify the Fund and the Administrator of any delays or nonperformance, implement its disaster recovery and business continuity plan, use all commercially reasonable efforts to minimize service interruptions and remedy such delay or nonperformance. If HSFT’s failure to perform or delay in performance of the Services due to a Force Majeure Event lasts longer than ten (10) calendar days, the Fund or the Administrator, upon five (5) days’ written notice, may immediately terminate this Agreement and shall be entitled to a pro rata refund of any prepaid fees upon such termination.

(c) HSFT SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, RELATED ATTORNEYS’ FEES), WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT FORESEEABLE, EVEN IF HSFT HAS BEEN ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 8(c) SHALL NOT APPLY TO ANY LOSS, LIABILITY, CLAIM OR EXPENSE ARISING FROM HSFT’S FRAUD, WILLFUL DEFAULT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) HSFT is authorized and instructed to rely upon the information it receives from the Fund, the Administrator, any investor of the Fund via the Portal, any Authorized Third Party engaged to provide such information to HSFT including any Authorized Third Party which is a third party market data vendor, including one that provides any sanctions data file (as defined in Exhibit A, if applicable). The Fund, the Administrator, any investor of the Fund who is a user of the Portal, any third party market data vendor and any third party agents from which HSFT shall receive or obtain certain records, reports and other data included in the Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy and completeness thereof. HSFT has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund as a result of (i) HSFT’s reliance on and utilization of such information and (ii) HSFT’s inability to (in whole or in part) provide any of the Services, due to the inaccuracy or incompleteness of the information provided. HSFT shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund, the Administrator, any investor of the Fund who is a user of the Portal or any Authorized Third Party.

(e) HSFT shall have no liability and shall be kept indemnified by the Administrator and by the Fund against any loss, liability, claim or expense resulting from the offer or sale of shares or any investment activity undertaken by the Administrator or the Fund in violation of any requirement under any applicable securities laws, sanctions or regulations including, but not limited to, the laws of the United States, provided that HSFT shall not be relieved of liability, and shall not be indemnified, to the extent such loss, liability, claim or expense results from HSFT’s fraud, willful default, Gross Negligence or Willful Misconduct, or that of its agents, employees or affiliates; and further provided, that the Fund shall indemnify HSFT under this Section 8(e) only to the maximum extent permitted by applicable law, including the 1940 Act and the rules and regulations thereunder, and the Fund shall have no obligation to indemnify HSFT to the extent such indemnification is not so permitted by applicable law (including the 1940 Act and the rules and regulations thereunder); it being understood and agreed that the foregoing limitation applies solely to the Fund and shall not limit or reduce the indemnification obligations of the Administrator hereunder.

(f) Except as otherwise expressly agreed to in writing, HSFT shall have no obligation to review, monitor or otherwise ensure compliance with applicable securities laws by the Administrator and the Fund as well as the investment policies, restrictions or guidelines disclosed in the Fund’s Offering Memorandum.

9. Representations and Warranties.

(a) The Administrator hereby represents and warrants to HSFT only as to itself as follows:

(i) To its knowledge, the Administrator has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement.

(ii) To its knowledge, the execution and delivery of, and performance of the obligations under this Agreement by the Administrator will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Administrator is a party or by which the Administrator is bound or to which any of the property or assets of the Administrator is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Administrator or to the property or assets of the Administrator.

(iii) To its knowledge, the Administrator has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets the violation of which would be reasonably likely to materially adversely affect the Administrator’s performance of its obligations under this Agreement.

(iv) The Administrator is duly organized and validly existing under the laws of the relevant jurisdiction.

(v) To its knowledge, there is no administrative, civil or criminal proceeding pending or threatened against the Administrator that is reasonably likely to have a material adverse effect on the Administrator’s business or financial condition.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time the Administrator shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, the Administrator, to the extent permitted by law, shall promptly notify HSFT of the occurrence of such event.

(b) The Fund hereby represents and warrants to HSFT only as to itself as follows:

(i) To its knowledge, the Fund has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement.

(ii) To its knowledge, the execution and delivery of, and performance of the obligations under this Agreement by the Fund will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Fund is a party or by which the Fund is bound or to which any of the property or assets of the Fund is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Fund or to the property or assets of the Fund.

(iii) To its knowledge, the Fund has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets the violation of which would be reasonably likely to materially adversely affect the Fund’s performance of its obligations under this Agreement.

(iv) The Fund is duly organized and validly existing under the laws of the relevant jurisdiction.

(v) To its knowledge, there is no administrative, civil or criminal proceeding pending or threatened against the Fund that is reasonably likely to have a material adverse effect on the Fund’s business or financial condition.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time the Fund shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, the Fund, to the extent permitted by law, shall promptly notify HSFT of the occurrence of such event.

(c) HSFT hereby represents and warrants to the Administrator as follows:

(i) To its knowledge, HSFT has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(ii) To its knowledge, the execution and delivery of, and the performance of the obligations under this Agreement by HSFT will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which HSFT is a party or by which it is bound or to which any of the property or assets of HSFT is subject, or any order, rule, law, regulation, or other legal requirement applicable to HSFT or to the property or assets of HSFT.

(iii) To its knowledge, HSFT has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could materially adversely affect HSFT’s performance of its obligations under this Agreement. HSFT has completed, obtained and performed all registrations, filings, licenses, approvals, and authorizations, consents or examinations required by any government or governmental authority to which HSFT is subject, to perform the activities contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

(iv) HSFT is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(v) To its knowledge, there is no administrative, civil or criminal proceeding pending or threatened against HSFT or any of its affiliates that is reasonably likely to have a material adverse effect on HSFT’s business or financial condition.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time HSFT shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, HSFT shall promptly notify the Fund and the Administrator of the occurrence of such event.

(d) HSFT MAKES NO REPRESENTATIONS OR WARRANTIES NOR SHALL HSFT HAVE ANY LIABILITY WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES.

(e) EXCEPT AS PROVIDED IN THIS AGREEMENT, (I) THE REPRESENTATIONS AND WARRANTIES MADE BY HSFT IN THIS AGREEMENT, AND THE OBLIGATIONS OF HSFT UNDER THIS AGREEMENT, RUN ONLY TO THE FUND AND THE ADMINISTRATOR AND NOT THEIR AFFILIATES, CUSTOMERS OR ANY OTHER PERSONS AND (II) UNDER NO CIRCUMSTANCES SHALL ANY AFFILIATE OR CUSTOMER OF THE FUND OR THE ADMINISTRATOR OR ANY OTHER PERSON BE CONSIDERED A THIRD PARTY BENEFICIARY OF THIS AGREEMENT OR OTHERWISE ENTITLED TO ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

10. Indemnification.

(a) The Administrator and the Fund shall indemnify, hold harmless and defend HSFT from and against any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by HSFT in connection with the performance of its duties and obligations hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Administrator or the Fund, any investor of the Fund in their usage of the Portal, or any third party agent whose data or services HSFT must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund, the Administrator or any investor of the Fund; provided, however, that such indemnity shall not apply to any liability or expense resulting from the fraud, willful default, Gross Negligence or Willful Misconduct of HSFT or that of its agents or employees or any taxes properly allocable to and due and payable by HSFT in respect of the services provided hereunder; and further provided, that the Fund shall indemnify HSFT under this Section 10(a) only to the maximum extent permitted by applicable law, including the 1940 Act and the rules and regulations thereunder, and the Fund shall have no obligation to indemnify HSFT to the extent such indemnification is not so permitted by applicable law (including the 1940 Act and the rules and regulations thereunder); it being understood and agreed that the foregoing limitation applies solely to the Fund and shall not limit or reduce the indemnification obligations of the Administrator hereunder. HSFT agrees to promptly notify the Administrator or the Fund upon learning of any loss, liability, claim or expense for which HSFT may be indemnified hereunder.

(b) The Administrator and the Fund, as applicable, will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Administrator or the Fund, as applicable, elects to assume the defense of any such suit and retain counsel, HSFT or any of its affiliated persons named as defendant or defendants in the suit may retain additional counsel but HSFT or any of its affiliated persons named as defendant or defendants shall bear the fees and expenses of such counsel unless (i) the Administrator or the Fund, as applicable, shall have specifically authorized the retaining of such counsel or (ii) counsel to HSFT and the Administrator or the Fund, as applicable, shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest. With respect to any claim or case for which the Administrator or the Fund, as applicable, may be required to indemnify HSFT, HSFT shall not consent to entry of any judgment, settle, compromise or offer to settle or compromise any such claim or case without the prior written consent of the Administrator or the Fund, as applicable, which consent shall not be unreasonably withheld.

(c) The indemnification obligations of this Section 10 shall survive termination of this Agreement.

11. Proper Instructions. The term “Proper Instructions” shall mean instructions received by HSFT from the Fund or the Administrator, or any person duly authorized by the Fund or the Administrator. Such instructions may be in writing signed by the authorized person (which may be via Electronic Signatures) or may be sent via e-mail or fax, via the Portal or may be by such other means as may be agreed upon from time to time by HSFT and the party giving such instructions (including, without limitation, oral instructions). All oral instructions shall be promptly confirmed in writing. The Fund and the Administrator shall cause their duly authorized representative to certify to HSFT in writing the names, specimen signatures and e-mail addresses (as applicable) of persons authorized to give Proper Instructions. HSFT shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Fund or the Administrator, as applicable, to the contrary. HSFT may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund or the Administrator. The Fund or the Administrator shall give timely Proper Instructions to HSFT in regard to matters affecting its duties under this Agreement.

12. Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of one (1) year (the “Initial Term”) and thereafter will be automatically extended for additional one year periods, unless either Party provides at least one hundred and twenty (120) days prior notice of its intent not to extend; provided, however, that either party may terminate pursuant to Section 13 below.

13. Termination.

(a) This Agreement shall terminate as follows:

(i) Upon at least sixty (60) days’ written notice from the Fund or the Administrator to HSFT, or upon at least one hundred eighty (180) days’ written notice from HSFT to the Fund and the Administrator; provided, however, that:

(A) the Fund or the Administrator may terminate this Agreement at any time after HSFT (1) commits any material breach of its obligations under this Agreement, is in material breach of its representations under this Agreement or if it performed any act or omission that constitutes fraud, willful default, Gross

Negligence or Willful Misconduct and shall fail, within fifteen (15) days of receipt of notice served by the Fund or the Administrator requiring it to do so, to cure such breach, if capable of being cured, provided that, if HSFT materially breaches this Agreement three (3) separate times and cures each such breach, upon HSFT’s fourth breach of this Agreement, the Fund or the Administrator may terminate this Agreement immediately; or (2) goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of the assets of HSFT; (3) undergoes a sale or disposition of all or part of HSFT’s fund administration business or any merger, reorganization or similar transaction as a result of which HSFT ceases to control its fund administration business; or

(B) HSFT may terminate this Agreement at any time upon at least one hundred eighty (180) days’ prior written notice if the Fund or the Administrator commits any material breach of its obligations under this Agreement and shall fail to cure such breach within fifteen (15) days of receiving written notice of such breach from HSFT; or

(ii) immediately upon dissolution of the Fund; or

(iii) immediately if the Administrator ceases to serve as investment adviser of the Fund.

(b) In the event of a termination of this Agreement, HSFT agrees to (i) assist the Fund, the Administrator and any successor sub-administrator(s) appointed by the Fund and the Administrator in connection with the related transition to the new sub-administrator(s), (ii) return to the Fund and/or the Administrator any Confidential Information of the Fund and/or the Administrator and (iii) to provide a certification within sixty (60) days of the date of termination of this Agreement that all records created by HSFT pursuant to its obligations under this Agreement are accurate and complete. Upon receipt of written notice, HSFT, the Fund and the Administrator agree to enter into good faith negotiations to determine an appropriate fee for the services listed above.

14. Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the Parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the Parties unless it shall be in writing and signed by the party against whom enforcement is sought.

15. Assignment. This Agreement shall bind, benefit and be enforceable by and against HSFT, the Fund and the Administrator and, to the extent permitted hereby, their respective successors and assigns. No Party shall assign this Agreement nor any of its rights hereunder without the other Party’s prior written consent, which shall not be unreasonably withheld by HSFT in the event of a change in the Administrator.

16. Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the Parties. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by either Party to assert its or his rights hereunder on any occasion or series of occasions.

17. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing in the English language and shall be delivered by courier service, postage, prepaid mail, email, or other similar means and shall be effective upon actual receipt by the Party to which such notice shall be directed, addressed as follows (or to such address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to HS Financial Technologies Corporation:

2300 North Field Street

21st Floor

Dallas, TX 75201

Phone #: 212-920-3562

Email: jnadler@hedgeserv.com

Attn.: Justin Nadler

If to the Administrator or the Fund:

c/o Silver Point Private Credit Fund Management, LLC

Attn: General Counsel

Two Greenwich Plaza, First Floor

Greenwich, CT 06830

Phone #: 203-542-4230

Email: legalandcompliance@silverpointcapital.com

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19. Consent to Jurisdiction. The Parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within the courts of the State of New York. Accordingly, the Parties consent and submit to the jurisdiction of such courts. The Parties further agree that any such action or proceeding brought by either Party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such Party exclusively in such courts.

20. Survival. The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

21. Non-Solicitation.

(a) During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, neither the Fund nor the Administrator shall, directly or indirectly, either for themselves or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by the Fund and the Administrator to be in the employment of HSFT and/or its affiliates. Nothing in this Agreement shall prevent the Fund and the

Administrator or their affiliates from placing in general circulation any solicitation for employment (including by way of search firm) not specifically directed toward employees of the HSFT or employing any person who responds thereto or otherwise contacts the Fund or the Administrator on his or her own initiative; provided that, the Fund and/or the Administrator, as applicable, and HSFT shall agree upon a date on which such employment or retention would commence.

(b) During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, HSFT shall not, directly or indirectly, either for itself or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by HSFT to be in the employment of the Fund, the Administrator and/or their affiliates.

(c) HSFT, on the one part, and the Fund and the Administrator on the other part, each acknowledge and agree that due to the uniqueness of the services to be provided by, and access of, their respective employees, and the confidential nature of the information such employees will possess, the covenants set forth herein are reasonable and necessary for the protection of their business and goodwill. HSFT, on the one part, and the Fund and the Administrator on the other part, expressly acknowledge the importance to each of them of the covenants set forth in this Section 21, and recognize that each of them would not enter into this Agreement and/or would not permit the access to its services, records or confidential information without the other’s consent hereto.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23. Headings; Use of Terms. Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof. Use of the term “including” in this Agreement means “including without limitation.” References to “Agreement” herein include the Exhibits and Schedules hereto.

24. Changes in Accounting Procedures. HSFT shall also act in conformity with any amendment to the Governing Documents upon delivery by the Fund or the Administrator of such amendments or proposed amendment to HSFT and a reasonable amount of time afforded to HSFT to review such amendment (not to exceed five business days), provided, however, that with respect to any such amendment that materially affects accounting practices and procedures under this Agreement, such change shall only be effectuated on HSFT upon written affirmation and acceptance by HSFT (such affirmation and acceptance not to be unreasonably withheld or delayed). Additionally, and where applicable, HSFT shall be responsible for implementing any relevant changes to generally accepted accounting practices and procedures or other accounting and reporting changes issued by industry or governmental authorities, including the Securities and Exchange Commission.

25. No Partnership or Joint Venture between the Parties. Nothing contained herein shall be construed as to constitute a partnership or joint venture between the Parties or authorize either Party to represent the other or to contract any liability whatsoever on behalf of the other Party.

26. No Third Party Beneficiaries. Except as stated herein, this Agreement is not intended to benefit, and shall not convey any rights to persons other than the Parties.

27. Severability. Each of the provisions of this Agreement is separate and severable and enforceable accordingly, and if at any time a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, such determination shall not affect the validity, legality or enforceability of the other provisions of this Agreement.

28. Limitation of Liability. Any amounts owed or liabilities incurred under this Agreement or otherwise, may be satisfied solely from the assets of the Fund and the Administrator. In no event shall HSFT or any of its affiliates have recourse, with respect to any such amounts owed or liabilities incurred, to or against any assets of any person or entity (including without limitation, their successors, replacements or affiliates) other than the Fund and the Administrator.

29. MFN. HSFT represents and warrants to the Fund and the Administrator that HSFT has no administration agreements with any other investment funds or manager that (a) include an indemnification by HSFT of such investment funds or manager or any of their respective affiliates; (b) that include an indemnification by such investment funds or manager of HSFT that has a standard of care that is different from that in the liability section of this Agreement or is otherwise more favorable to such investment funds or manager than the provision in this Agreement; and (c) contain a limitation of liability other than the limitation of liability applicable to the investment manager of a HSFT-administered fund in such investment manager’s agreement with that fund. In the event that at any time any of the foregoing representations is no longer true and correct, HSFT shall promptly notify the Fund and the Administrator of such change and the relevant contractual provision applicable under this Agreement shall at the election of the Fund and the Administrator (confirmed in writing) be deemed amended to include such term(s) during any period that such term was in effect.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

By: SILVER POINT PRIVATE CREDIT FUND MANAGEMENT, LLC

By:	/s/ James Kasmarcik
Name: James Kasmarcik
Title: Authorized Signatory

By: SILVER POINT PRIVATE CREDIT FUND

By:	/s/ James Kasmarcik
Name: James Kasmarcik
Title: Authorized Signatory

By: HS FINANCIAL TECHNOLOGIES CORPORATION

By:
James Kelly
Chairman

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

By: SILVER POINT PRIVATE CREDIT FUND MANAGEMENT, LLC

By:
Name:
Title:

By: SILVER POINT PRIVATE CREDIT FUND

By:
Name:
Title:

By: HS FINANCIAL TECHNOLOGIES CORPORATION

By:	/s/ James Kelly
James Kelly
Chairman

Exhibit A

Services

I.	Technology (Core Services)

•	Provide HSFT’s investment services and Dynamic Data Visualization applications including order management integration and access to standard reporting applications

•	Provide “Hedge Investor” (HSFT’s investor services platform) reporting, exporting and view access to authorized employees of the Administrator

II.	Middle Office (Core Services)

Middle Office Services

•	Process on trade date (“T”) the details of all trades and their economic details that have been communicated to HSFT

•	Identify and process involuntary corporate actions

•	Price the portfolio daily in accordance with the Fund’s offering memorandum

Bank Debt Services

•	Utilize credit agreements and information obtained from the Administrator or third parties to set up new loan facilities on HSFT’s investment services applications

•	Obtain facility and contract details through direct interaction with the Agent Bank or other private servicing agents

•	Reconcile economic details of the Fund’s deals from the term sheets and legal confirmations (hard or soft copies) to bank loan economic details received from the Fund

•

Monitor and process all involuntary maintenance events such as but not limited to, paydowns, drawdowns, commitment reductions and interest rate changes as provided by Agent Bank or private servicing agent

•	Agree to the pre-Reorg positions, Reorg proceeds and post-Reorg positions with the Fund prior to processing the Reorgs

•	Process bank loan restructurings (“Reorgs”) based on Agent Bank or private servicing agent information including pre and post Reorgs and Reorg proceeds (cash or securities)

•	Identify any missing or inaccurate pay-down/drawdowns, interest and restructure receipts/payments

•	Resolve all executing broker and agent bank issues related to processing and accurate booking of the Fund’s bank loan positions with the assistance of the Investment Manager if necessary

•	Accrual management of financing liabilities such as subscription lines or asset-based lending

•	Work with fund auditor(s) on queries and requests related to the annual financial statements

•	Provide position, cost and accrual reconciliations to the Administrator at granular levels, which includes the break out of settled interest (delayed compensation) and unsettled interest

III.	Fund Accounting (Core Services)

•

During the Transition Period: load trades, [price the portfolio daily], prepare month-end closes (as per below), reconcile and match to the official books and records of each trading fund including all non-trade transactions

•	Reconcile cash and positions to the Fund’s counterparties, as applicable

•	Provide fund reporting including holdings and P&L on each NAV calculation date

•

Calculate management fees, equalization payments, including additional interest amounts allocated to existing partners for subsequent closes, IRR, multiples and other performance metrics as described in the Fund’s Governing Documents, as directed by the Administrator

•	Perform waterfall calculations and/or incentive fee calculations as described in the Fund’s Offering Memorandum, as directed by the Administrator

•	Monitor and accrue for all third party fees

•	Maintain the accounting books and records for the Fund, as agreed amongst the Parties

•	Provide support for the annual audits of the Fund, as directed by the Administrator

•	Provide monthly estimated Gross Asset Value (GAV), as required by the Administrator

•	Calculate monthly final NAV/NAV per share for the Fund

•	Calculate investor capital allocations

Exhibit B

Service Fees

[Omitted]

Exhibit C

Authorized Third Parties

Bloomberg Finance L.P.

London Stock Exchange Group Plc

ICE Data Pricing & Reference Data, LLC (Superderivatives)

S&P Global Market Intelligence LLC

Houlihan Lokey Financial Advisors, Inc.

Lincoln Partners Advisors LLC

Sterling Valuation Group, Inc.

Schedule 1 Data Protection under the CCPA

To the extent that the Administrator or the Fund is or becomes subject to the CCPA and HSFT processes any Personal Information governed by the CCPA (including any applicable Investor Data) received from the Administrator or the Fund (or from the Fund’s trustees, members, partners, agents, investors or prospective investors) (“Relevant Data”) on behalf of the Administrator or the Fund for the purposes of performing this Agreement, HSFT shall:

(i) not Sell or Share any Relevant Data;

(ii) not retain, use or disclose the Relevant Data for any purpose other than the limited and specified Business Purpose of performing the Services set forth in Exhibit A, as updated from time-to-time, including taking actions necessary to perform the Services in accordance with the terms of this Agreement (for example, to perform fund accounting and other administration services for the Fund) or as otherwise permitted by the CCPA (including to comply with applicable law) (together, the “Purpose”), and not for any other commercial purpose or outside the direct business relationship between the Administrator and HSFT (including by combining or updating the Relevant Data with Personal Information HSFT received from another source or collected from HSFT’s own interaction with the Consumer), unless expressly permitted by the CCPA. HSFT acknowledges and agrees that the Administrator is only disclosing the Relevant Data to HSFT for the Purpose;

(iii) comply with all applicable sections of the CCPA, including providing the same level of privacy protection for the Relevant Data as required of the Administrator or the Fund by the CCPA;

(iv) ensure that any persons authorised to process the Relevant Data by it (including its employees, contractors, agents and subcontractors) have agreed to comply with appropriate obligations of confidentiality;

(v) implement appropriate technical and organisational security measures in accordance with the CCPA, where applicable, against (a) unauthorised or unlawful access to, (b) unauthorised or unlawful alteration, disclosure, destruction, use or other unauthorised or unlawful processing of, (c) accidental loss or destruction of, or (d) damage to, the Relevant Data;

(vi) provide reasonable assistance to the Administrator in order to assist the Administrator or the Fund in meeting its obligations under the CCPA with regard to data subject rights. HSFT reserves the right to charge a commercially reasonable fee for such assistance;

(vii) in the case of a breach of section (a)(v) (a “Personal Data Breach”), without undue delay after HSFT becoming aware of any such incident, notify the Administrator of the Personal Data Breach;

(viii) at the discretion of the Administrator, delete or return all Relevant Data to the Administrator, on behalf of the Fund, and delete all existing copies of it to the extent permitted by law, on termination of this Agreement (unless applicable law requires the storage of such Relevant Data by HSFT);

(ix) promptly notify the Administrator after it makes a determination that it can no longer meet its obligations under the CCPA; and

(x) grant the Administrator the right, upon notice, to take reasonable and appropriate steps to stop and remediate HSFT’s unauthorised use of Relevant Data (should it occur).

(b) HSFT, may from time to time transfer Relevant Data to a sub-Service Provider in performing its obligations under this Agreement; provided that (i) it shall notify the Administrator of such engagement and (ii) such engagement will be pursuant to a written contract binding such sub-Service Provider to the terms required by the CCPA.

(c) HSFT shall, on request, make available to the Administrator all information reasonably necessary to demonstrate HSFT’s compliance with the obligations laid down in this Schedule and allow for and contribute to, at the Administrator’s sole expense, audits, including inspections conducted by the Administrator or another auditor mandated by the Administrator or the Fund, in connection with the discharge by HSFT of its obligations under this Schedule. Any such inspection or audit shall be on not less than thirty (30) days’ prior written notice, and shall take place during normal business hours and with minimum disruption to the business and clients of HSFT. HSFT grants the Fund the right to, upon reasonable notice, take reasonable and appropriate steps to stop and remediate any actual unauthorised uses of the Relevant Data by HSFT. Nothing in this Schedule shall entitle the Administrator, the Fund or an auditor mandated by the Fund to access any confidential information of another client of HSFT.

(d) If under the CCPA, HSFT or a sub-Service Provider receives a request from a Consumer in relation to his or her Relevant Data which is in the possession of HSFT or such sub-Service Provider, HSFT shall notify the Administrator within thirty (30) days of HSFT’s receipt of such request (or reasonably promptly after receiving notice from such sub-Service Provider of such request), and HSFT, in response to such request, shall (and shall direct any applicable sub-Service Provider to) cooperate with the Administrator or the Fund to enable the Administrator or the Fund to assess and respond to such Consumer’s request. In the case of a deletion request by the Administrator made under the CCPA, HSFT or the relevant sub-Service Provider may, if applicable, notify the Administrator of a valid exception to the obligation to comply with such deletion request, which may include completing the transaction for which the Relevant Data was collected, complying with HSFT’s legal obligations, detecting security incidents, debugging to identify and repair errors that impair existing intended functionality or another valid exception under the CCPA.

(e) The Administrator warrants (i) that any Relevant Data provided by the Administrator to HSFT has been collected in accordance with the CCPA and (ii) that the relevant Consumers have been informed of the specific purposes for which their Personal Information will be processed. The Administrator will ensure that it complies with the CCPA and that any instructions which it gives to HSFT will comply with the CCPA.

(f) Nothing in this Agreement shall be constructed as preventing either party from taking such steps as are necessary to comply with the CCPA or other applicable law.

(g) For the purposes of this Schedule:

(i) Business Purpose has the meaning given to that term in the CCPA;

(ii) Consumer has the meaning given to that term in the CCPA;

(iii) Investor Data means Personal Information relating to investors or prospective investors who are individuals and, to the extent relevant, to the directors, officers, employees or beneficial owners of entity investors or prospective investors, including but not limited to the relevant investors’ or other individuals’ name(s), current residence address(es) and tax residence(s), mailing address(es), date and place of birth, phone number(s), tax identification number(s), account number(s) (or functional equivalent);

(iv) Personal Information has the meaning given to that term in the CCPA;

(v) Sell has the meaning given to that term in the CCPA;

(vi) Service Provider has the meaning given to that term in the CCPA; and

(vii) Share has the meaning given to that term in the CCPA.